EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 17, 2018, with respect to the statements of condition including the related portfolios of Global Technology Leaders Portfolio 2019-1; American Innovation Leaders Portfolio 2018-4 and New World Leaders Portfolio 2018-4 (included in Invesco Unit Trusts, Series 1931) as of December 17, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-227837) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 17, 2018